Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen California AMT-Free Quality Municipal Income Fund:

We consent to the use of our report dated April 27, 2020, with respect to the financial statements and financial highlights of Nuveen California AMT-Free Quality Municipal Income Fund, as of February 29, 2020, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

June 11, 2020